Exhibit 21.1

List of Subsidiaries

Subsidiaries of Registrant	Jurisdiction of Incorporation

SpeechWorks International Holdings, Inc.	Delaware

SpeechWorks Technology (Canada), Inc.	Canada

SpeechWorks (BVI) Ltd.	British Virgin Islands

SpeechWorks Asia Pacific Pte. Ltd.	Singapore

SpeechWorks U.K. Ltd	United Kingdom

SpeechWorks Europe B.V.	Netherlands

SpeechWorks Japan K.K.	Japan

SpeechWorks France S.A.S.	France

SpeechWorks Deutchland GmbH	Germany

SpeechWorks Securities Corporation	Massachusetts

SpeechWorks Acquisition Sub, Inc.	New York